EXHIBIT 99.1

KIPS BAY MEDICAL ANNOUNCES RECEIPT OF FDA
APPROVAL TO BEGIN CLINICAL STUDY OF THE eSVS®
MESH IN THE UNITED STATES

Minneapolis, MN, November 8, 2012, Kips Bay Medical, Inc. (NASDAQ:KIPS) along with Manny Villafaña, its Founder, Chairman and CEO, announced today that the United States Food & Drug Administration (“FDA”) has granted approval with conditions of Kips Bay Medical’s Investigational Device Exemption (“IDE”) to include four U.S. study sites in the “eMESH I” clinical feasibility trial of its eSVS Mesh.  As previously announced, this study commenced in Bern, Switzerland on August 31, 2012.

The eMESH I clinical feasibility trial is a multi-center, randomized study of external saphenous vein support using Kips Bay Medical’s eSVS Mesh in CABG Surgery. The objective of this study is to demonstrate the initial safety and performance of the eSVS Mesh for use as an external saphenous vein graft (“SVG”) support device during coronary artery bypass (“CABG”) procedures sufficient to allow the FDA to approve an IDE for a pivotal study in the U.S. The Company expects to enroll up to 120 patients at eight European and four U.S. sites.

In its approval, the FDA indicated that it will allow a staged enrollment within the United States starting with five patients.  Kips Bay Medical will provide the six-month follow-up angiogram data of five U.S. patients or 10 outside the United States and U.S. patients combined, as well as additional data the FDA requested, for the FDA to review prior to approving the remaining 35 U.S. patients initially requested by the Company.  There is, however, no assurance that the FDA will provide such approval.

About Kips Bay Medical

Kips Bay Medical, Inc., founded in 2007 and headquartered in Minneapolis, Minnesota, is a medical device company focused on manufacturing and commercializing its external saphenous vein support technology, or eSVS Mesh, for use in coronary artery bypass grafting surgery. The eSVS Mesh is a nitinol mesh sleeve that, when placed over a saphenous vein graft during CABG surgery, is designed to improve the structural characteristics and long-term performance of the saphenous vein graft. Additional information about Kips Bay Medical, Inc. can be found at www.KipsBayMedical.com.

Disclosure Regarding Forward Looking Statements

Certain statements in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are provided under the protection of the safe harbor for forward-looking statements provided by that Act. For example, statements in this press release regarding Kips Bay Medical’s enrollment of patients in its eMESH I clinical feasibility trial and the FDA’s approval of expansion of that trial in the U.S. are forward-looking statements.  These statements involve risks and uncertainties which could cause results to differ materially from those projected, including but not limited to the risks detailed from time to time in Kips Bay Medical’s SEC reports, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. Kips Bay Medical encourages you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release.

Contact:

Kips Bay Medical, Inc.

Manny Villafaña, Chairman and Chief Executive Officer, +1-763-235-3540

Email: Manny.Villafana@KipsBayMedical.com

or

Scott Kellen, Chief Operating Officer and Chief Financial Officer, +1-763-235-3540

Email:  Scott.Kellen@KipsBayMedical.com